Exhibit 99.3

P.O. Box 4324
Houston, TX 77210
(713) 381-6500
Duncan Energy Partners Acquires Interests in Companies
From Enterprise Products Partners for $730 Million
     Houston, Texas (December 8, 2008) — Duncan Energy Partners L.P. (NYSE:DEP) announced today that it has acquired partnership interests in three midstream energy companies from affiliates of Enterprise Products Partners L.P. (NYSE: EPD) in a transaction valued at $730 million. Duncan Energy acquired a 51 percent membership interest in Enterprise Texas Pipeline LLC (“Enterprise Texas”); a 51 percent general partnership interest in Enterprise Intrastate L.P. (“Enterprise Intrastate”); and a 66 percent general partnership interest in Enterprise GC, L.P. (“Enterprise GC”). In aggregate, these companies own more than 8,000 miles of natural gas pipelines with 5.6 billion cubic feet per day (“Bcf/d”) of capacity; a leased natural gas storage facility with 4.4 Bcf of storage capacity; more than 1,000 miles of natural gas liquids (“NGL”) pipelines; approximately 18 million barrels of leased NGL storage capacity; and two NGL fractionators with a combined fractionation capacity of 87 thousand barrels per day. All of these assets are located in Texas.
     As consideration for the acquisition, Duncan Energy paid Enterprise $280.5 million in cash and issued to Enterprise approximately 37.3 million of Class B units of Duncan Energy having a market value of $449.5 million. Duncan Energy funded the cash portion of the consideration with proceeds from a borrowing under a three-year bank term loan, which was executed in April 2008 and became effective with the completion of this transaction. The Class B units issued to Enterprise will automatically convert to common units of Duncan Energy, on a one-to-one basis, on February 1, 2009. Duncan Energy also received proceeds from a $500,000 offering of Duncan Energy common units purchased by an affiliate of Enterprise. Together with the ownership of 5.4 million Duncan Energy common units received in connection with Duncan Energy’s initial public offering, Enterprise now owns approximately 74 percent of the outstanding limited partner units of Duncan Energy.
     In 2009, Duncan Energy expects to receive total cash distributions from the ownership interests in these companies of approximately $87 million, or a cash return of approximately 12 percent on its investment. This would generate accretion in terms of distributable cash flow of approximately $0.12 per unit for all common and Class B units, or accretion of 7.1 percent compared to the current cash distribution rate to partners of $1.68 per unit. Duncan Energy’s management will recommend to the board of directors of its general partner an increase in the quarterly cash distribution rate with respect to the fourth quarter of 2008 to $0.4275 per unit, or $1.71 per unit on an annual basis. This distribution would be paid in February 2009.
     “We are very pleased to complete our second drop down transaction with Enterprise especially in light of the volatile conditions in the financial markets,” said Richard H. Bachmann, President and Chief Executive Officer of Duncan Energy. “This accretive acquisition significantly expands our base of midstream energy assets in Texas and diversifies our sources of fee-based cash flow. In addition to the recommended distribution increase for the fourth quarter of 2008, the accretion from this transaction should support our annual distribution growth goal of 3 percent for 2009.”
     “Not only are the Enterprise Texas natural gas pipelines and related assets strategically located in high demand areas with access to prolific natural gas supply regions in Texas, including the Barnett Shale region, but these assets give Duncan Energy control of significant sources of supply for the assets in which Duncan Energy acquired ownership interests from Enterprise in February 2007 in connection with its IPO. For instance, the interests in the Shoup and Armstrong fractionators being acquired in connection with this transaction are currently the sources of the NGLs being transported by our South Texas NGL pipeline system and stored in our Mont Belvieu NGL storage facility. We now have ownership interest in over 10,000 miles of natural gas, NGL and petrochemical pipelines and 3 Bcf/d of natural gas transportation capacity. We believe our platform of assets will provide Duncan Energy with additional opportunities to partner with Enterprise to invest in new energy infrastructure projects,” continued Bachmann.
     “This transaction exemplifies the value of Duncan Energy partners to the growth of Enterprise. This drop down is a “win/win” in that it is accretive to distributable cash flow for both Duncan Energy and Enterprise based on Enterprise receiving the Class B units, which are currently yielding 14 percent and the benefits of the attractive terms of the Duncan Energy term loan,” said Michael A. Creel, President and Chief Executive Officer of Enterprise. “Enterprise has now completed $1.5 billion of financings in the fourth quarter which have increased our liquidity at September 30, 2008 from approximately $700 million to $2.2 billion on a pro forma basis. We believe this puts us in good position to fund our growth capital expenditures and October 2009 debt maturity should the volatility in the financial markets continue throughout next year.”
Overview of Assets Acquired
     Enterprise Texas — 6,369-mile Enterprise Texas intrastate natural gas pipeline system and related leased Wilson natural gas storage facility in Wharton County, Texas.
     Enterprise Intrastate — 641-mile Channel natural gas pipeline that extends from the Agua Dulce Hub in south Texas to Sabine, Texas and has a throughput capacity of approximately 1 Bcf/d of natural gas.
     Enterprise GC — 1,039-mile EPD South Texas NGL System and related leased NGL storage facilities at Markham and Almeda located south of Houston, Texas; 272-mile Big Thicket natural gas gathering system in southeast Texas with a throughput capacity of 80 million cubic feet per day (“MMcf/d”) of natural gas; 465-mile Waha natural gas gathering system in the Permian Basin; 207-mile TPC offshore gas pipeline that gathers natural gas from several shallow water wells on the shelf of the Gulf of Mexico; and the Shoup and Armstrong NGL fractionators in south Texas.
     Generally, the transaction provides that to the extent that these three operating entities generate cash sufficient to pay distributions to their partners or members, such cash will be distributed to Duncan Energy and Enterprise in an amount sufficient to generate an aggregate annualized return on their respective investment of approximately 12 percent. Distributions in excess of this amount will be distributed 98 percent to Enterprise and 2 percent to Duncan Energy.
     The Class B units that Enterprise received as part of this transaction will receive a pro rated cash distribution for the distribution that Duncan Energy will pay with respect to the fourth quarter of 2008 for the 24 day period from the closing date of this transaction to December 31, 2008.
     The board of directors of the general partner of Duncan Energy approved the transaction based on a recommendation from its audit, conflicts and governance committee. The audit, conflicts and governance committee, which is comprised entirely of independent directors, retained independent legal counsel to assist it in evaluating and negotiating the transaction. In addition, the committee received a fairness opinion from an independent investment banking firm with respect to the consideration paid by Duncan Energy in this transaction.
     The board of directors of the general partner of Enterprise also approved the transaction based on a recommendation from its audit, conflicts and governance committee, which is comprised entirely of independent directors.

     Duncan Energy and Enterprise will host a joint conference call later today to discuss this transaction. The call will be broadcast live over the Internet at 3:30 p.m. Central Time and may be accessed by visiting the companies’ website at www.deplp.com or www.epplp.com.
Company Information and Use of Forward Looking Statements
     Duncan Energy Partners L.P. is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners owns interests in assets, located primarily in the Gulf Coast region of Texas and Louisiana, including interests in 8,700 miles of natural gas pipelines with a transportation capacity of approximately 3 billion cubic feet per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 MMBbls of leased NGL storage capacity; 6.4 Bcf of leased natural gas storage capacity; and 33 underground salt dome caverns with approximately 100 million barrels of NGL storage capacity at Mont Belvieu. Duncan energy Partners L.P. is managed by its general partner, DEP Holdings, LLC, which is wholly-owned by Enterprise Products Partners L.P. (NYSE: EPD). For more information about Duncan Energy Partners and its operations, visit www.deplp.com.
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
      This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the expectations of Duncan Energy Partners and/or Enterprise Products Partners (together, the “Partnerships”) regarding the performance of assets or interests sold by Enterprise Products Partners to Duncan Energy Partners and any related effects on Duncan Energy Partners’ future distributions. These risks and uncertainties include, among other things, weather-related events, insufficient cash from operations, market conditions, governmental regulations and factors discussed in the Partnerships’ filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnerships disclaim any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635
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